Exhibit 99.2

NEWS RELEASE
FOR RELEASE: For more information, contact: Dana Cochran, danac@newcenturybanknc.com 910-892-7080	June 22, 2007

NEW CENTURY PROMOTES CAMPBELL TO CHIEF OPERATING OFFICER

Dunn, N.C. – Lisa Campbell has been named chief operating officer for New Century Bank and New Century Bank South, announced William L. Hedgepeth II, president and chief executive officer of both banks.

“Lisa has been an integral part of New Century since its inception and has contributed to the growth of the Bank over the past seven years,” said Hedgepeth. “I have the utmost confidence that with her leadership we will continue to progress in the right direction.”

Campbell will continue to serve as chief financial officer of both banks as she has done since she began working for New Century. In her new role as chief operating officer, she will also lead the human resource, information technology, marketing and loan operations functions of New Century Bank and New Century Bank South.

Campbell is a graduate of Florida State University in Tallahassee, FL with a degree in Accounting, and has spent more than fifteen years in bank finance. She started her career as an auditor with Deloitte & Touche in Jacksonville, FL and joined KPMG/Peat Marwick after moving to Raleigh, NC. She then joined the former Triangle Bank (now RBC Centura) as senior vice president of accounting. Lisa has been part of the New Century Bank team since before the Bank opened. She and her husband, Steve, and their three children live in Buies Creek, NC.

New Century Bancorp reported total assets of $582.2 million as of March 31, 2007. New Century Bank is headquartered in Dunn and has branch offices in Clinton, Goldsboro, and Lillington; and New Century Bank South is headquartered in Fayetteville with branch offices in Dublin, Lumberton, Pembroke, and Raeford.

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Stock Symbol: NASDAQ: NCBC	www.newcenturybanknc.com

The information for the quarter ended March 31, 2007, as presented is unaudited. This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements regarding certain of our goals and expectations with respect to earnings, earnings per share, revenue, expenses and the growth rate in such items, as well as other measures of economic performance, including statements relating to estimates of credit quality trends, and (ii) statements preceded by, followed by or that include the words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “projects,” “outlook” or similar expressions. The actual results might differ materially from those projected in the forward-looking statements for various reasons, including, but not limited to, our ability to manage growth, our limited operating history, substantial changes in financial markets, regulatory changes, changes in interest rates, loss of deposits and loan demand to other savings and financial institutions, and changes in real estate values and the real estate market. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s SEC filings, including its periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from the Company.